EXHIBIT 19.1

ANSYS, INC.
INSIDER TRADING POLICY AND PROCEDURES 1
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________________________
1 As approved by the Board of Directors of ANSYS, Inc. on January 8, 2024.

SECTION I. SCOPE

This Insider Trading Policy and Procedures (as amended and restated from time to time, the “Policy”) sets forth the policies of ANSYS, Inc. and each of its subsidiaries (collectively, the “Company”) regarding insider trading and the disclosure of information concerning the Company and provides guidelines with respect to transactions in the securities of the Company. This Policy is applicable to: (i) the Company and those Insiders (as hereafter defined) authorized to act on the Company’s behalf with respect to transactions in the Company’s securities, (ii) directors, officers and employees of the Company (such persons are referred to herein as “Insiders”); (iii) an Insider’s spouse, child, stepchild, parent, stepparent, grandparent, sibling, in-laws or other family member living in the same household; (iv) all persons who execute trades on behalf of Insiders; and (v) investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which Insiders have the ability to influence or direct investment decisions concerning securities (the persons and entities covered by clauses (iii) through (v) above are hereinafter referred to as “Affiliated Persons”). The Company may also determine that other persons should be subject to this Policy, such as contractors and consultants, who have access to material nonpublic information.

Each Insider is responsible for his or her individual compliance with this Policy and other applicable Company policies and for managing his or her own knowledge of material, nonpublic information regarding the Company. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officers (as defined below in Section III) or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under the securities laws. Insiders are responsible for ensuring compliance with this Policy by all of their Affiliated Persons. Unless the context otherwise requires, references to “Insiders” in this Policy refer collectively to Insiders and their Affiliated Persons.

It is the purpose of this Policy to define the rules and processes by which the Company (and Insiders authorized to execute trades on its behalf) and Insiders may trade in the Company’s securities in a manner that is compliant with all applicable laws and regulations, and that preserves and enhances the Company’s reputation for integrity and ethical conduct. This Policy applies to any and all transactions in the Company’s securities, including its common stock, options to purchase common stock and other equity incentive awards (as described in more detail in Section IV.G), and any other type of securities that the Company may issue, such as preferred stock, bonds, convertible debentures, warrants and exchange- traded options or other derivative securities.

The Company Secretary will deliver this Policy to all new Insiders at the start of their employment or relationship with the Company. Upon first receiving a copy of this Policy, each Designated Insider must sign an acknowledgment that he or she has received a copy and agrees to comply with the terms of this Policy. If you have been notified or deemed a Designated Insider, you must return the acknowledgement attached hereto within ten (10) days of receipt to:
ANSYS, Inc.
Attention: Stock Administration Southpointe
2600 ANSYS Drive
Canonsburg, PA 15317
or via email: compliance@ansys.com

Such acknowledgment will constitute consent for the Company to impose sanctions for violation of this Policy or any successor policy or procedures, and to issue any necessary stop-transfer orders to the Company’s transfer agent to ensure compliance with this Policy. As discussed in Section VI, violation of this Policy by any Insider could lead to significant legal problems and other serious consequences for such Insider, such as disciplinary action by the Company, including sanctions, demotions, and termination of employment, if the Company believes this Policy has been violated. Insiders will be required, upon the Company’s request, to re-acknowledge and agree to comply with this Policy. For such purpose, an Insider will be deemed to have acknowledged and agreed to comply with this Policy when a copy of the Policy has been delivered to the Insider by regular or electronic mail (or other delivery option used by the Company) by a Compliance Officer or his or her designee.

SECTION II. INSIDERS AND INSIDER TRADING

A.INSIDER TRADING

It is generally illegal for the Company and any Insider to trade in the Company’s securities while in possession of material, nonpublic information about the Company. It is also generally illegal for any Insider to disclose material, nonpublic information about the Company to others who may trade on the basis of such information. These illegal activities are commonly referred to as “insider trading.” The ANSYS, Inc. Board of Directors has adopted this Policy to satisfy the Company’s obligation to reasonably supervise the activities of the Company and its personnel and to avoid any situation that could damage the Company’s reputation for integrity and ethical conduct. Further, this Policy is intended to assist the Company and its personnel by providing guidelines for trading in a legally compliant manner.

Any Insiders who are unsure whether the information that they possess is material or nonpublic should carefully review Section II.B-C of this Policy and/or consult a Compliance Officer for guidance. Remember: Compliance Officers must review and approve the pre-clearance of all trades in Company securities, including elections under the Employee Stock Purchase Plan, by Designated Insiders (as defined below in Section II.D) in accordance with the procedures set forth in Section IV.D.

B.MATERIAL INFORMATION

Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities, including the Securities and Exchange Commission (the “SEC”), with the benefit of hindsight. While it is not possible to identify all categories of information that would be deemed “material,” some examples of information that ordinarily would be regarded as material are listed below.

•financial performance, especially sales numbers, quarterly and year-end earnings, significant changes in financial performance or liquidity and expectations for future periods;
•any factor that would cause the Company’s financial results to be substantially different from the Company’s publicly announced projections or analyst estimates;
•significant mergers or acquisitions or potential mergers and acquisitions, tender offers, joint ventures, the sale of significant Company assets or subsidiaries, or a change in control transaction;
•new major contracts, partnerships customers, or finance sources, or the loss thereof;

•significant changes or significant developments in products or product lines, or significant pricing changes;
•financings and other events regarding the Company’s securities;
•significant changes in senior management;
•actual or threatened major litigation or regulatory actions or the resolution of such litigation or regulatory actions, or changes in law or significant enforcement actions against the Company and any analysis of the impact of such matters on the Company’s business or business model;
•cybersecurity or privacy breaches that have a significant impact on the Company, its employees, customers or others; and
•bankruptcy, corporate restructuring or receivership.

C.NONPUBLIC INFORMATION

“Nonpublic” information is information that has not been previously disclosed by the Company to the general public by means of a press release, SEC filing or other medium for broad public access. Disclosure to even a large group of people, such as customers, employees or investors, does not constitute public disclosure nor does disclosure by another party, such as an unconfirmed rumor in a blog or newspaper.

Before trading occurs, there also must be adequate time for the market as a whole to digest the information that has been disclosed. For purposes of this Policy, information will be considered public after the close of trading on the second trading day following the Company’s public release of the information.

D.LIST OF DESIGNATED INSIDERS

The Company Secretary will maintain a list (the “DCI List”) of the Company’s designated Insiders who must adhere to certain procedures in this Policy at all times, whether or not such persons are aware of any material nonpublic information (the “Designated Insiders”). The DCI list will include:

•all members of the Board of Directors of the Company;
•all members of the Senior Leadership Team;
•the executive assistants of the CEO, CFO, Senior Vice Presidents, General Counsel, and VP of Corporate Development and Global Partnerships;
•members of the Company’s legal department and finance department as determined by the General Counsel and CFO, respectively;
•the controller and employees in the controller’s group who are involved in the preparation of financial statements and SEC filings as determined by the VP of Worldwide Accounting and SEC Reporting;
•employees with knowledge of consolidated financial performance forecasts as determined by the CFO;
•investor relations professionals as designated by the CFO;
•corporate communications professionals as determined by the VP of Marketing;
•members of the Company’s sales operations department as determined by the VP of Global Marketing, Channel and GTM Operations;
•other Company employees designated by a member of the Company’s Senior Leadership Team, with notice to the Company Secretary;

•such other persons as the Compliance Officers may determine to be Designated Insiders as further described below; and
•Affiliated Persons of any of the above.

One or more of the Compliance Officers may deem any director, officer or employee of the Company a Designated Insider at any time and instruct the Company’s Stock Administrator to add the individual to the DCI List, including upon commencement of a potential material acquisition or upon employment with the Company. One or more of the Compliance Officers may also at any time instruct the Company Stock Administrator to remove any individual’s designation as a Designated Insider from the DCI List.

The Compliance Officers shall review and update the DCI List from time to time, but in any event no less frequently than annually. The Company Stock Administrator will promptly update the DCI List upon any terminations of employment of persons on the DCI List. The Company Stock Administrator will promptly notify E*TRADE (or any successor stock administration services used by the Company) of the DCI List and any changes thereto, as necessary.

SECTION III.    INSIDER TRADING COMPLIANCE OFFICERS

The Company has designated the Chief Financial Officer and the General Counsel as its insider trading compliance officers (“Compliance Officers”). With respect to each proposed trade in the Company’s securities by a Designated Insider or the Company, one or both of the Compliance Officers will review and either a) prohibit the proposed trade in the Company’s securities or b) approve the pre- clearance of such trade in accordance with the procedures set forth in Section IV.D and Section V. The Compliance Officers may consult with the Company’s other officers and/or outside legal counsel and will receive pre-clearance for his or her own trades from the other Compliance Officer according to the same procedures and standards as all other Designated Insiders. A Compliance Officer may delegate all or a part of his or her duties under this Policy to a designate for specified time periods.

SECTION IV.    SPECIAL TRADING RESTRICTIONS AND PROCEDURES

A.PROHIBITED ACTIVITIES

When Insiders know or are in possession of material, nonpublic information about the Company, they are generally prohibited from the following activities (except as otherwise expressly provided herein):

•trading in the Company’s securities;
•having others trade for them in the Company’s securities;
•altering their election to participate in the ANSYS, Inc. Employee Stock Purchase Plan, as amended, or altering their instructions regarding the level of withholding or purchase of Company securities under such plan;
•entering into a written plan (a “Rule 10b5-1 Plan”) that complies with the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or amending or terminating an existing Rule 10b5-1 Plan;
•giving trading advice of any kind about the Company except that they should, when appropriate, advise others not to trade if doing so might violate the law or this Policy;

•disclosing material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policy regarding the protection or authorized external disclosure of information regarding the Company including, without limitation, the Company’s Regulation FD Policy; and
•disclosing material, nonpublic information about the Company to anyone else who might then trade (“tipping”).

In addition, it is the policy of the Company that no Insider (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a partner, customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.

These prohibitions continue whenever and for as long as an Insider knows or is in possession of material, nonpublic information. Trading in the Company’s securities if an Insider has material, nonpublic information about the Company is expressly prohibited for all Insiders.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize mitigating circumstances and, in any event, even the appearance of any improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct. Remember, anyone scrutinizing an Insider’s transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, Insiders should carefully consider how enforcement authorities and others might view the transaction in hindsight.

B.SPECIAL TRADING RESTRICTIONS

1.No Trading Except During Windows. No Designated Insider may trade in Company securities outside of the applicable “trading windows” as described in Section IV.C except as specifically permitted hereunder.

2.All Trades Must be Reviewed and Pre-Cleared by a Compliance Officer. With respect to each proposed trade in the Company’s securities by a Designated Insider or the Company, one or both of the Compliance Officers will review and either a) prohibit the proposed trade in the Company’s securities or b) approve the pre-clearance of such trade in accordance with the procedures set forth in Section IV.D and Section V; provided, however, that both Compliance Officers, acting together, may pre-clear one or more specified groups to trade for a period of time (for example, all finance and accounting Designated Insiders during the open trading window following the issuance of quarterly or annual earnings information in connection with the filing of a form 10-Q or 10-K) such that those persons would not be required to request such pre- clearance individually as provided in Section IV.D.

3.No Hedging Transactions. No Insider may at any time purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, puts, calls, and exchange funds), or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities that are (i) granted to an Insider by the Company as part of such Insider’s compensation or (ii) held, directly or indirectly, by the Insider. For purposes of clarity, no categories of hedging transactions are permitted by Insiders under this Policy.

4.Short-Term Trading. Short-term trading of the Company’s securities may be distracting to an Insider and may unduly focus such Insider on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any Insider who purchases the Company’s securities in the open market may not sell any securities of the Company of the same class during the six months following the purchase (or vice versa).

5.Short Sales. Short sales of the Company’s securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by Insiders. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.

6.Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that an Insider is trading based on material nonpublic information and focus an Insider’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options, or other derivative securities, on an exchange or in any other organized market, are prohibited by Insiders by this Policy.

7.No Margin Accounts and Pledges. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledger is aware of material nonpublic information or otherwise is not permitted to trade in the Company’s securities, Insiders are prohibited from holding the Company’s securities in a margin account or otherwise pledging the Company’s securities as collateral for a loan.

8.Standing and Limit Orders. Standing and limit orders (except standing and limit orders under an approved Rule 10b5-1 Plan as described in Section IV.E) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result, the broker could execute a transaction when an Insider is in possession of material nonpublic information. Insiders are prohibited from placing such standing and limit orders.

9.All Gifts Must be Reviewed and Pre-Cleared by a Compliance Officer. With respect to each gift of the Company’s securities by a Designated Insider or the Company, one or both of the Compliance Officers will review and either a) prohibit the proposed gift of the Company’s securities or b) approve the pre-clearance of such gift in accordance with the procedures set forth in Section IV.D and Section V.

C.TRADING WINDOWS

There are times when the Company or certain members of the ANSYS, Inc. Board of Directors or senior management may be aware of material, nonpublic information. Although Insiders may have differing levels of knowledge with respect to such information, if an Insider engages in a trade before such information is disclosed to the public or resolved, such Insider and the Company might be exposed to a charge of insider trading that could be costly and difficult to refute. In addition, a trade by an Insider during such a period could result in adverse publicity for the Company. Therefore, subject to limited exceptions, Designated Insiders may trade in Company securities only during four quarterly trading windows and then only after obtaining pre-clearance from a Compliance Officer in accordance with the procedures set forth in Section IV.D. Unless otherwise advised, the four trading windows consist of the periods that begin after the close of trading on the first full trading day following the Company’s issuance of a press release (or other method of broad public dissemination) announcing its quarterly or annual earnings. The trading window will normally end at the close of business on the 15th day of the month in which the Company’s fiscal quarter ends. Designated Insiders may be allowed to trade outside of a trading window in the following special circumstances:

1.In accordance with the procedure for waivers described in Section IX; or

2.Pursuant to a pre-approved Rule 10b5-1 Plan as described in Section IV.E.

From time to time, an event may occur that is material to the Company and is known by only a few Insiders. So long as the event remains 1) nonpublic and 2) material or subject to an ongoing assessment as to its materiality, the relevant Insiders and others who have access to such information may not trade in the Company’s securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgement of a Compliance Officer, the relevant Insiders and others who have access to such information should refrain from trading in the Company’s securities even sooner than the trading windows described above. In these situations, the Compliance Officer(s) may notify the relevant Insiders that they should not trade in the Company’s securities, without necessarily disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a period where trading is prohibited will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Compliance Officer(s) has not designated a particular Insider as a person who should not trade due to an event-specific restriction, such person should not trade while aware of material nonpublic information. Exceptions will not be granted during an event- specific trading restriction period.

D.PRE-CLEARANCE PROCEDURES FOR TRADES BY DESIGNATED INSIDERS

1.Designated Insiders. Except as provided in Section IV.B.2, no Designated Insider may trade in Company securities until:

a.the Designated Insider provides notice, in writing, via electronic mail to DCI-Trade-Request@ansys.com, of the type and amount of the proposed trade(s). In order to provide adequate time for the preparation of any required reports and other processing, the notification should be received by a Compliance Officer at least one (1) full trading day prior to the intended trade date, unless a Compliance Officer elects to accept receipt after such deadline;

b.the Designated Insider has certified to a Compliance Officer and the Company Stock Administrator in writing, including via email to DCI-Trade-Request@ansys.com, prior to the proposed trade(s) that:

(i)the Designated Insider is not in possession of material, nonpublic information concerning the Company; and

(ii)to the Designated Insider’s best knowledge, the proposed trade(s) does not violate the trading restrictions of Section 16 of the Exchange Act and is or will be in compliance with Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”);

c.a Compliance Officer or her designee, or both Compliance Officers or their designees in the case of a request from a member of the Board of Directors or a Designated Insider subject to the Section 16 reporting requirements, has confirmed that they have approved the pre-clearance of the requested trade(s) and has certified such approval of pre-clearance in writing. Such certification may be made via electronic mail.

2.Additional Information. Designated Insiders shall provide to a Compliance Officer any documentation reasonably requested by him or her in furtherance of the foregoing procedures. Any failure to provide such requested information will be grounds for rejection of the pre-clearance request by a Compliance Officer.

3.No Obligation to Permit Trades. The existence of the foregoing procedures does not in any way obligate a Compliance Officer to review and approve the pre-clearance of any trade requested by Designated Insiders. A Compliance Officer may reject any trading request at his or her sole reasonable discretion.

4.Completion of Trades. The Company Stock Administrator will issue by email written correspondence to the requestor and the Compliance Officers indicating pre-clearance of the trade, which will detail the Designated Insider’s trading window when the Designated Insider may complete the proposed trade(s). The authorized window will be a maximum of three consecutive trading days, provided the window is open and the Designated Insider is not aware of material nonpublic information at the time of the trade. If the Designated Insider does not execute such requested trade during the designated window, then the Designated Insider will be required to make a new trading request.

E.EXEMPTION FROM CERTAIN TRADING RESTRICTIONS: PRE-APPROVED RULE 10b5-1 PLAN

Transactions effected pursuant to a pre-approved Rule 10b5-1 Plan will not be subject to the Company’s trading windows or pre-clearance procedures as described above. Rule 10b5-1 of the Exchange Act provides an opportunity for selected Designated Insiders to establish arrangements to trade in Company securities at designated times, even outside the trading windows, or when in possession of undisclosed material information, provided that the transaction occurs pursuant to a Rule 10b5-1 Plan that was adopted at a time when such Insider was not aware of any material, nonpublic information.

The Company permits the establishment of Rule 10b5-1 Plans solely for members of the ANSYS, Inc. Board of Directors, then-members of the Company’s Senior Leadership Team or equivalent successor group of Company executives, or any such other person that is approved in writing by both Compliance Officers.

If an Insider intends to trade pursuant to a Rule 10b5-1 Plan, such plan, arrangement or trading instructions must:

1.satisfy the requirements of Rule 10b5-1 of the Exchange Act (as described in Section IV.F.1);

2.be documented in writing;

3.be established during a trading window in which such Insider does not possess material, nonpublic information, and otherwise is in compliance with the restrictions set forth in this Section IV;

4.be entered into in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) or Rule 10b-5 of the Exchange Act (once the Rule 10b5-1 Plan has been entered into, the Insider entering into the plan must act in good faith with respect to the plan); and

5.be pre-approved by both Compliance Officers.

Any deviation from, or alteration to, the specifications of an approved Rule 10b5-1 Plan (including, without limitation, the amount, price or timing of a purchase or sale) must be reported immediately to a Compliance Officer.

A Compliance Officer may refuse to approve a plan, arrangement or trading instruction, as he or she deems appropriate, including, without limitation, if he or she determines that such plan, arrangement or trading instruction does not satisfy the requirements of Rule 10b5-1. A Compliance Officer may consult with the Company’s outside legal counsel before approving a plan, arrangement or trading instruction. If a Compliance Officer does not approve an Insider’s plan, arrangement or trading instruction, such Insider must adhere to the pre-clearance procedures and trading windows set forth above until such time as a plan, arrangement or trading instruction is approved.

Any modification of an Insider’s prior Rule 10b5-1 Plan requires pre-approval by a Compliance Officer. Such modification must occur during a trading window and while such Insider is not aware of material, nonpublic information. Such modification must be made in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) or Rule 10b-5 of the Exchange Act. Any modification to the amount, price or timing of the purchase or sale of the Company’s securities will generally be considered a termination of such plan and the adoption of a new plan. A Compliance Officer may reject any requests for modification of an existing Rule 10b5-1 Plan in his or her discretion.

F.PROCEDURES FOR APPROVING RULE 10b5-1 PLANS

1.Rule 10b5-1 Plan Requirements. Any Rule 10b5-1 Plan must meet the requirements of Rule 10b5-1 under the Exchange Act and any other requirements of the Company, including the following:

a.the Rule 10b5-1 Plan must affirm an intent to comply with Rule 10b5-1 under the Exchange Act;

b.if the Insider entering into the Rule 10b5-1 Plan is an “officer” (as defined in Section 16 of the Exchange Act) of the Company or a member of the Board of Directors of the Company (together with such officers, “Section 16 Persons”), the plan must include (i) a certification by the Insider that the Insider is not aware of material non-public information about the Company or its securities and (ii) a certification by the Insider that the Insider is adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) or Rule 10b-5 of the Exchange Act;

c.the Rule 10b5-1 Plan must specify the nature of the plan (e.g., purchase or sale);

d.the Rule 10b5-1 Plan must specify the terms of all transactions (identify the amounts, prices and dates of transactions);

e.the plan must provide for a waiting period of at least the later of (1) 90 days after the adoption (or modification) of the plan and (2) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted (or modified) (but not to exceed 120 days following plan adoption or modification), before execution of the first transaction under the plan;

f.the Rule 10b5-1 Plan must specify a termination date that is at least six months following the effective date of the plan (but no longer than two years);

g.if the Insider entering into the Rule 10b5-1 Plan is a Section 16 Person, the plan must include reporting compliance provisions, instructing parties effecting transactions to provide timely notification of such transactions for purposes of assuring compliance with applicable reporting requirements, such as those arising under Rule 144 of the Securities Act and Section 16 of the Exchange Act;

h.Section 16 Persons are limited to one active Rule 10b5-1 Plan at any time; and

i.if the Rule 10b5-1 Plan is designed to effect the open-market purchase or sale of the total amount of securities subject to such plan in a single transaction (a “single-trade plan”), the Insider entering into the plan must not have entered into another single-trade plan in the prior 12-month period that also qualified for the affirmative defense under Rule 10b5-1.

2.Procedures. An eligible Designated Insider may seek approval of a Rule 10b5-1 Plan as follows:

a.the Insider coordinates with his or her broker to draft a proposed Rule 10b5- 1 Plan;

b.the Insider provides to the Compliance Officers via email to DCI-Trade-Request@ansys.com the proposed draft Rule 10b5-1 Plan, including the details of the proposed trades and trading prices;

c.one of the Compliance Officers notifies the Insider via email: (1) of the Company’s approval or rejection of the contents of the proposed Rule 10b5- 1 Plan, (2) assuming approval, then the proposed signatory of the Rule 10b5-1 Plan on behalf of the Company (the “Company Signatory”), and (3) the dates during which such signatory is available to sign (the “Available Dates”);
d.upon the approval described in (c) above, the Insider certifies via email to DCI-Trade-Request@ansys.com and the Company Signatory, that:

(i)the Insider is not in possession of material, nonpublic information concerning the Company; and

(ii)to the Insider’s best knowledge, the proposed Rule 10b5-1 Plan does not violate the trading restrictions of Section 16 of the Exchange Act and is in compliance with Rule 144 of the Securities Act;

c. the second Compliance Officer then approves or rejects the putting into place of the proposed Rule 10b5-1 Plan (the “Second Compliance Approval”);

e.upon receipt of the Second Compliance Approval, the Insider: (1) completes (or asks his or her broker to complete) the Rule 10b5-1 Plan document with the date of signature, which must be one of the Available Dates; (2) signs the Rule 10b5-1 Plan; (3) emails the signed Rule 10b5-1 Plan to DCI-Trade-Request@ansys.com, the Company Signatory, and copying his or her broker contact, prior to noon EST on the relevant Available Date;

f.the Company Signatory countersigns the Rule 10b5-1 Plan on the relevant Available Date and sends a copy by email to the Insider, DCI-Trade-Request@ansys.com and the identified broker; and

g.the Insider ensures that the broker countersigns the Rule 10b5-1 Plan and sends a copy to DCI-Trade-Request@ansys.com.

3.Additional Information. Any Designated Insider requesting approval of a Rule 10b5-1 Plan shall provide to a Compliance Officer any documentation reasonably requested by him or her in furtherance of the foregoing procedures. Any failure to provide such requested information will be grounds for denial of approval by a Compliance Officer.

4.No Obligation to Approve Plans. The existence of the foregoing approval procedures does not in any way obligate a Compliance Officer to approve any Rule 10b5-1 Plan requested by an Insider. A Compliance Officer may reject any Rule 10b5-1 Plan at his or her reasonable discretion.

G.EMPLOYEE BENEFIT PLANS

1.Employee Stock Purchase Plan. The trading prohibitions and restrictions set forth in this Policy do not apply to periodic wage withholding contributions by the Company or employees of the Company which are used to purchase Company securities pursuant to the employees’ advance instructions under the ANSYS, Inc. Employee Stock Purchase Plan, as amended (the “ESPP”). However, no Designated Insider may (a) elect to participate in the plan or alter his or her instructions regarding the level of withholding or purchase by the Insider of Company securities under such plan, or (b) make cash contributions to such plan (other than through periodic wage withholding) without complying with the procedures set forth in Section IV.D above. Any sale of securities acquired under the ESPP is subject to the prohibitions and restrictions of this Policy.

Any Designated Insider wishing to participate in the ESPP must, during an open window, follow the steps outlined in Section IV.D.1 above. In addition to the certifications specified in Section IV.D.1.b, the Designated Insider (the “Electing Designated Insider”) shall submit to DCI-Trade- Request@ansys.com: (1) a statement of his or her intention to enroll in the ESPP during the next ESPP election period and (2) his or her desired percentage enrollment level. The Stock Administrator will maintain a record of all such ESPP election submissions made by Electing Designated Insiders (the “ESPP Elections”). Three days prior to the expiration of each ESPP enrollment period, the Stock Administrator shall review the ESPP Elections and, to the extent any Electing Designated Insider has not at that time submitted a valid ESPP Election, or has submitted an ESPP Election at an enrollment level different than the relevant ESPP Election, the Stock Administrator shall notify and inform the relevant Electing Designated Insider. The Electing Designated Insider shall then promptly submit an election consistent with his or her ESPP Election prior to the end of the relevant ESPP enrollment period.

2.Exercise of Stock Options. The trading prohibitions and restrictions set forth in this Policy do not apply to the exercise of an employee stock option through a cash only exercise in which there are no transactions in the market. However, such a transaction is subject to the Section 16 reporting requirements for those applicable Insiders and, therefore, these applicable Insiders must comply with the post-trade reporting requirement described in Section IV.I below for any such transaction. In addition, the securities acquired upon the exercise of an option to purchase Company securities are subject to the above procedures and all other requirements of this Policy. In particular, such securities may not be sold by Designated Insiders except during a trading window, after pre-clearance from a Compliance Officer has been received. Moreover, this Policy applies to any sale of the Company’s securities to constitute part or all of the exercise price of an option, including any sale of the Company’s stock as part of a broker assisted cashless exercise of an option, or any other market sale of the Company’s stock for the purpose of generating the cash needed to pay the exercise price of an option.

3.Restricted Stock/Restricted Stock Unit Awards. This Policy does not apply to the vesting of restricted stock or restricted stock units, or the existence of a tax withholding right pursuant to which an employee may elect to have the Company withhold shares of the Company’s stock to satisfy tax withholding requirements upon the vesting of such awards. This Policy does apply, however, to any market sale of such stock.

H.FORMER EMPLOYEES: POST-TERMINATION TRANSACTIONS

Following the termination of any Insider’s service to, or employment with, the Company, such Insider is responsible for maintaining compliance with any legal, regulatory, or other restrictions related to trading. In addition, Section 16 imposes certain reporting obligations and short-swing trading restrictions on directors and executive officers that may survive termination of employment. Under Section 16(b), directors and executive officers must forfeit to the Company any “short-swing” profit deemed to be realized by such Insiders on a matched purchase and sale, or sale and purchase, of Company securities within any six-month period (if such purchase or sale was initiated prior to the Insiders termination of employment), unless one or both of the transactions are exempt from Section 16(b) liability.

I.POST-TRADE REPORTING

Insiders who are subject to Section 16 current reporting requirements are required to report, or ensure the Insider’s broker reports, to a Compliance Officer any transaction (including transactions pursuant to a Rule 10b5-1 Plan) in securities of the Company by them or their Affiliated Persons no later than the end of the day in which the transaction occurs. Compliance by applicable Insiders with this provision is imperative given the requirement of Section 16 of the Exchange Act that applicable Insiders generally must report changes in beneficial ownership of Company securities within two (2) trading days after such transaction. The sanctions for noncompliance with this reporting deadline include disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators. Please note that this reporting requirement in no way impacts an Insider’s obligation to subject the transaction to review in accordance with the procedures set forth in Section IV.D.

An Insider who is subject to Section 16 reporting requirements is to provide a report to a Compliance Officer which should include the date of the transaction, quantity of securities, price and broker-dealer through which the transaction was effected. This reporting requirement may be satisfied by sending (or having such applicable Insider’s broker send) duplicate confirmations of trades to a Compliance Officer if such information is received by a Compliance Officer on or before the required date. This requirement is in addition to any required notification that the Company receives from the broker who completes the trade.

SECTION V.    CORPORATE TRADING

The Company is prohibited from entering into a Rule 10b5-1 Plan or amending or terminating an existing Rule 10b5-1 Plan while in possession of material, nonpublic information regarding the Company. Other than pursuant to an effective Rule 10b5-1 Plan, the Company is prohibited from repurchasing its securities while in possession of material non-public information.

Prior to engaging in an open market repurchase or entering, amending or terminating a Rule 10b5-1 Plan, an Insider authorized to act on the Company’s behalf shall secure the approval of each of the Compliance Officers as well as the Chief Executive Officer. These Officers are encouraged to consult with the Company’s other officers and/or outside legal counsel in determining whether the Company is in possession of material, nonpublic information.

SECTION VI.    POTENTIAL CIVIL, CRIMINAL AND DISCIPLINARY SANCTIONS

A.CIVIL AND CRIMINAL PENALTIES

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company's securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as by authorities under the laws of foreign jurisdictions. Punishment for insider trading violations is severe and could include significant fines and imprisonment.

While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other persons if they fail to take reasonable steps to prevent insider trading by Company personnel.

Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person's reputation and irreparably damage a career.

B.COMPANY DISCIPLINE

Violation of this Policy or federal or state insider trading laws may subject the person violating such Policy or laws to disciplinary action by the Company up to and including termination. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Policy was violated. The Company may determine that specific conduct violates this Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

SECTION VII.    REPORTING OF VIOLATIONS

Any Insider who violates this Policy or any federal or state laws governing insider trading, or knows of any such violation by any Insider, must report the violation immediately to a Compliance Officer. However, if the conduct in question involves a Compliance Officer, if the Insider has reported it to a Compliance Officer and does not believe that he or she has dealt with it properly, or if the Insider does not feel that he or she can discuss the matter with a Compliance Officer, the Insider may raise the matter utilizing the Company’s EthicsPoint system as described below.

In addition to the procedure outlined above and as a means of providing an alternate reporting channel for anyone reporting a violation, the Company has implemented EthicsPoint, a web based system for reporting business ethics violations, including insider trading. This system is available at https://secure.ethicspoint.com/domain/media/en/gui/1543/index.html

The Chair of the Audit Committee of the ANSYS, Inc. Board of Directors receives all reports generated through the EthicsPoint system, and such reports will be addressed pursuant to a protocol approved by the Audit Committee. The availability of or use of this system does not provide relief for individual responsibility regarding a violation of any business ethics, including this Policy.

SECTION VIII.    UNAUTHORIZED DISCLOSURE; PROHIBITION ON INTERNET COMMENTARY

While the Company encourages its stockholders and potential investors to obtain as much information as possible about the Company, the Company believes that information should come from publicly-filed SEC reports, press releases and other sources as described in the Company’s Regulation FD Policy, rather than from speculation or unauthorized disclosures by Insiders or any of their Affiliated Persons. For this reason, the Company has designated certain members of management to respond to inquiries regarding the Company’s business and prospects as set forth in the Company’s Regulation FD Policy. This centralization of communication is designed to ensure that the information the Company discloses is accurate and considered in light of previous disclosures. Formal announcements are generally reviewed by management and legal counsel before they are made public. Any communications that do not go through this review process create an increased risk to the Company, as well as to the individual responsible for the communication of civil and criminal liability.
In addition, with the advent of the Internet, and the emergence of electronic bulletin boards and chat rooms, electronic discussions about companies and their business prospects have become common. Inappropriate communications disseminated on the Internet may pose an inherently greater risk due to the size of the audience they can reach. These forums have the potential to move a stock price significantly, and very rapidly – yet the information disseminated through electronic bulletin boards and chat rooms often is unreliable, and in some cases, may be deliberately false. The SEC has investigated and prosecuted a number of fraudulent schemes involving electronic bulletin boards and chat rooms. You may encounter information about the Company on the Internet that you believe is harmful or inaccurate, or other information that you believe is true or beneficial for the Company. Although you may have a natural tendency to deny or confirm such information on an electronic bulletin board or in a chat room, any sort of response, even if it presents accurate information, could be considered improper disclosure and could result in legal liability to you and/or to the Company. Please follow the procedures set forth in the Company’s Regulation FD Policy to notify the Company of any such information.

The Company is committed to preventing inadvertent disclosures of material, nonpublic information, preventing unwitting participation in Internet-based securities fraud, and avoiding the appearance of impropriety by persons associated with the Company. Accordingly, this Policy prohibits you from discussing material, nonpublic information about the Company or its subsidiaries with anyone, including other employees, except as required in the performance of your duties. You should not under any circumstances provide information or discuss matters involving the Company with the news media, the investment community or stockholders, even if you are contacted directly by such persons, without express prior authorization. This restriction applies whether or not you identify yourself as associated with the Company. You should refer all such contact or inquiries to the appropriate persons identified in the Company’s Regulation FD Policy.

Except as otherwise expressly provided in the Company’s Regulation FD Policy, this Policy prohibits you from making any comments or postings about the Company on any Internet bulletin boards, chat rooms or websites, or responding to comments or postings about the Company’s business made by others. This prohibition applies whether or not you identify yourself as associated with the Company.

SECTION IX.    CONFIDENTIAL INFORMATION

The Company also has strict policies relating to safeguarding the confidentiality of its internal, proprietary information. These policies include procedures regarding identifying, marking and safeguarding confidential information and employee confidentiality agreements. You should comply with these policies at all times.

SECTION X.    WAIVERS

A waiver of any provision of this Policy in a specific instance may be authorized in writing by a Compliance Officer or his or her designee, and any such waiver shall be reported to the ANSYS, Inc. Board of Directors.

SECTION XI.    MODIFICATIONS

Ansys, Inc. Audit Committee - Appendix

The Company may at any time change this Policy or adopt such other policies or procedures which it considers appropriate to carry out the purposes of its insider trading policy. Notice of any such change will be delivered to Insiders by regular or electronic mail (or other delivery option used by the Company) by a Compliance Officer or designee. An Insider will be deemed to have received, be bound by and agree to revisions of this Policy when any such revision has been delivered to such Insider.

SECTION XII.    QUESTIONS

You are encouraged to ask questions and seek any follow-up information that you may require with respect to the matters set forth in this Policy. Please direct all questions to the Compliance Officers, who are the Chief Financial Officer and General Counsel of the Company. In their absence, you may also contact the Company’s Legal Department.

* * * * *

Failure to observe this Policy could lead to significant legal problems, and could have other serious consequences, including termination of employment.

This document states a Company policy and is not intended to be regarded as the rendering of legal or other advice.

ACKNOWLEDGMENT

I hereby acknowledge that I have read, that I understand, and that I have complied with and agree to continue to comply with, the ANSYS, INC. Insider Trading Policy and Procedures (the “Policy”). I also understand and agree that I will be subject to sanctions, including termination of employment, that may be imposed by the Company, in its sole discretion, for violation of the Policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of Company securities by the undersigned in a transaction that the Company considers to be in contravention of the Policy.

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